Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-221047) pertaining to the Amended and Restated 2010 Stock Incentive Plan and the 2017 Employee Stock Purchase Plan of OptiNose, Inc.

(2)	Registration Statement (Form S-8 No. 333-223617) pertaining to the Amended and Restated 2010 Stock Incentive Plan and the 2017 Employee Stock Purchase Plan of OptiNose, Inc.

(3)	Registration Statement (Form S-3 No. 333-228122) of OptiNose, Inc.

of our report dated March 6, 2019, with respect to the consolidated financial statements of OptiNose, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
March 6, 2019